Verde Sets Industry First with Puro.earth Carbon Credits from Asphalt

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Verde Resources Inc.
Apr 10, 2025, 07:32 ET

ST. LOUIS, April 10, 2025 /PRNewswire/ -- **Verde Resources Inc.** proudly announces the successful completion of its proof-of-concept project at the **National Center for Asphalt Technology (NCAT) Test Track**, resulting in the issuance and sale of the world's first-ever Biochar Carbon Removal Credits from asphalt applications.

In collaboration with **Oregon Biochar Solutions** and NCAT, Verde produced and installed 110 tons of cold mix asphalt integrated with 5 tons of biochar in December 2024. The showcase project, completed on December 20th, demonstrated a breakthrough in sustainable infrastructure, combining cold mix asphalt with biochar to deliver both greenhouse gas (GHG) reduction and carbon sequestration benefits. This unprecedented winter showcase—from production to installation—was captured **here**. The resulting 8 tons of Carbon Removal Credits have been issued by **Puro.earth**, the world's leading crediting platform for engineered carbon removal, and have already been pre-purchased by one of the world's largest financial institutions focused on Carbon Dioxide Removals (CDRs).

"Our showcase demonstrates that common-sense economics and Net Zero infrastructure solutions can go hand in hand," said Jack Wong, CEO of Verde Resources. "Bio-Asphalt isn't just cheaper, more durable and efficient—it's scalable, sustainable, and deliver real benefits. Our industry partners can reduce costs while also tap into the value of carbon credits that go straight to their bottom line. Going green has too often been perceived as a luxury, but Verde's solution is a win for asphalt producers, frontline workers, taxpayers, and the environment."

Verde's Bio-Asphalt can be produced and applied year-round, even during winter, without the need for heat or solvents. This extends paving and production seasons, which unlocks additional economic benefits while significantly cutting greenhouse gas emissions. It's also odorless, making it safer for frontline workers.

"We congratulate Verde Resources and Oregon Biochar Solutions for their pioneering and innovative storage of biochar into asphalt. The use of biochar in certain asphalt products is deemed an eligible biochar end-use that preserves its carbon storage value under Puro Standard Biochar Methodology," said Alvin Lee, Head of Supply at Puro.earth.

The NCAT cross section served as the proving ground for Verde's Net Zero Blueprint—an approach that integrates advanced asphalt technology with Carbon Removal Credit potential that results in even stronger project economics. The technology is rigorously tested under real-world conditions for resistance to extreme temperatures, structural integrity, and long-term durability.

"Verde Resources has delivered an innovative and reliable solution for modern infrastructure that not only reduces GHG emissions but also actively contribute to carbon sequestration," said Perrine Legoubé, Carbon Director at **GECA**, who oversees Verde's Carbon Dioxide Removal (CDR) certifications. "As Verde's global licensing model expands, the project's positive impact on United Nation's Sustainable Development Goals (SDG) 9.4 and 11.6 will only continue to grow."

With multiple high-impact contracts under negotiation in the hard-to-abate construction sector, which is responsible for 37% of global emissions, Verde is positioned for rapid scale. The company is targeting the removal of 5,000 tCO_2eq by 2026 and at least 50,000 CO_2eq annually by 2030, accelerating decarbonization in one of the world's most emission-intensive industries while delivering sustainable road pavement solutions at the lowest possible life cycle cost.

About Verde Resources Inc.:

Verde Resources Inc. (OTCQB: **VRDR**) is a leader in sustainable infrastructure, specializing in innovative and cost-effective solutions to help the industry seamlessly #TransitionToZero™. By integrating proprietary technologies with sustainable practices, Verde is at the forefront of creating low-carbon materials for infrastructure worldwide.

SOURCE Verde Resources Inc.